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                                                                     EXHIBIT 3.1



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               JCI HOLDINGS, INC.
                   (ORIGINALLY INCORPORATED ON JUNE 22, 1989)



            FIRST: The name of the Corporation is:

                                JENNY CRAIG, INC.

            SECOND: The address of the Corporation's registered office in the State of Delaware is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, and the par value of each share is $0.000000005. Upon the filing of this Restated Certificate of Incorporation with the Delaware Secretary of State, each share of common stock having a par value of $0.001 per share issued and outstanding immediately prior to such filing shall be changed into One Hundred Eighty Thousand (180,000) validly issued, fully paid and nonassessable shares of common stock of the Corporation having a par value of $0.000000005 per share.

            FIFTH: The number of directors of the Corporation shall be the number from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Elections of directors need not be by ballot unless the bylaws of the Corporation shall so provide.

            SIXTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal bylaws made by the Board of Directors.

            SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in



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dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are granted subject to this reservation.

            NINTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and, as provided in said section, shall advance expenses, including reasonable attorneys' fees, of any and all such persons, and the indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.


            IN WITNESS WHEREOF, this Restated Certificate of Incorporation, having been approved by the Board of Directors and adopted by written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the Delaware General Corporation Law, has been signed and attested on October 22, 1991.


                                       JCI HOLDINGS, INC.



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                                       By: /s/
                                          --------------------------------
                                          W. James Mallen, Vice President


Attest:

/s/
----------------------------------
Marvin Sears, Secretary


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